UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: February 21, 2012

(Date of earliest event reported)

Lithia Motors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Oregon (State or Other Jurisdiction of Incorporation or Organization)	0-21789 (Commission File Number)	93 - 0572810 (IRS Employer Identification No.)

360 E. Jackson Street

Medford, Oregon 97501

(address of Principal Executive Offices) (Zip Code)

541- 776-6868

Registrant's Telephone Number, Including Area Code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 22, 2012, Lithia Motors, Inc. (the “Company”) issued a press release announcing financial results for the fourth quarter and fiscal year 2011. A copy of the press release is attached as Exhibit 99.1.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2012, as part of the Company’s succession plan, the Board of Directors appointed President and COO Bryan DeBoer as Chief Executive Officer effective May 1, 2012. Sid DeBoer, Founder, Chairman and CEO, will assume the role of Executive Chairman and remain as Chairman of the Board of Directors. Sid DeBoer is Bryan DeBoer’s father. Bryan DeBoer, age 45, has served as the Company’s President and Chief Operating Officer since January 2006 and as a director since May 2008. In connection with the transition of roles, Sid DeBoer, as manager of Lithia Holding Company, LLC, intends to enter into a Rule 10b5-1 Plan to sell up to 1,000,000 shares of Class A Common Stock (converted from Class B Common Stock at the time of sale) over a period of up to 24 months. Lithia Holding Company, LLC, will retain voting control of the Company under the proposed trading plan. Based on the current number of shares of Class A and Class B Common Stock outstanding, if Lithia Holding Company, LLC, completes the planned sales, it would own approximately 2.7 million shares of Class B Common Stock, representing approximately 54% of the aggregate number of votes eligible to be cast by shareholders on most matters requiring shareholder approval. The trading plan is part of an asset diversification and financial planning strategy of the members of Lithia Holding Company, LLC, and will be adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, and the Company’s governance policies. The Company is not selling any shares and will not receive any proceeds from the sale of shares. The transactions under this plan will commence no earlier than March 2012 and will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission.

The Company entered into an employment agreement with Executive Vice President Brad Gray effective February 22, 2012. The term of the employment agreement expires February 28, 2014, subject to a six-month extension by Mr. Gray. If Mr. Gray is terminated without cause or resigns for good reason prior to the end of the term, he will receive pro-rate variable compensation through the date of termination, long-term care insurance premiums and auto allowance through the end of the term, vesting of outstanding stock options and long-term deferred compensation, and the value of his outstanding restricted stock unit grants in a lump sum cash payment the day following the end of the term. If Mr. Gray is not terminated prior to the end of the term, his long-term deferred compensation will vest as of the end of the term and he will receive a lump sum cash payment for the value of his outstanding restricted stock unit grants.

Item 7.01

Regulation FD Disclosure.

Attached as Exhibit 99.2 is a copy of the Company’s investor slide deck presented at the quarterly earnings conference call on February 22, 2012, and posted on the Company’s investor relations web site.

Item 8.01	Other Events.
On February 22, 2012, Lithia Motors, Inc. announced a $0.07 per share cash dividend, to be paid on March 23, 2012 to shareholders of record as of March 9, 2012.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
99.1 Press Release 99.2 Investor Slide Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2012	LITHIA MOTORS, INC. (Registrant) By: /s/ Andrew H. Ognall Andrew H. Ognall, Assistant Secretary